RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                             Company

                 RESIDENTIAL FUNDING CORPORATION
                         Master Servicer

               Mortgage Pass-Through Certificates
                         Series 1994-MZ1
         $61,308,403.22   6.47%   Class A-2 Certificates
                         _______________

                Supplement dated December 5, 1995
                               to
            Prospectus Supplement dated July 27, 1995
                               to
           Prospectus Supplement dated March 30, 1994
                               and
                 Prospectus dated March 30, 1994
                     as supplemented by the
                Prospectus, dated April 20, 1995
                         ______________

     The Mortgage Pass-Through Certificates Series 1994-MZ1 (the "Certificates") were issued on March 31, 1994, and represent the entire undivided interest in a Trust Fund consisting of eleven classes of mortgage pass-through certificates (the "Mezzanine Certificates") described in the Prospectus Supplement. The Certificates consist of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class S-1 Certificates, Class S-2 Certificates and Class R Certificates, respectively. After giving effect to the distribution of principal and interest on the Certificates on the November 30, 1995 Distribution Date, the Class A-1, Class A-2 and Class A-3 Certificates represent a 41.3%, 53.9%, and 4.9% undivided interest in the Trust Funds, respectively.

     The Class A-2 Certificates will be purchased from the Company by PaineWebber Incorporated (the "Underwriter") and will be offered by the Underwriter from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The proceeds to the Company from the sale of the Class A-2 Certificates, before deducting expenses payable by the Company, will be equal to approximately 92.96% of the aggregate principal balance of the Class A-2 Certificates, plus accrued interest thereon from December 1, 1995 (the "Reference Date"). The Class A-2 Certificates are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the Class A-2 Certificates will be made at the offices of the Underwriter, New York, New York on or about December 7, 1995, against payment therefor in immediately available funds.

     There is currently no secondary market for the Class A-2 Certificates. There can be no assurance that a secondary market for the Class A-2 Certificates will develop or, if it does develop, that it will continue. The Class A-2 Certificates will not be listed on any securities exchange.

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS
AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ
IN CONJUNCTION THEREWITH.

                    PaineWebber Incorporated

     Capitalized terms used but not defined in this Supplement have the meanings set forth in the Prospectus Supplement and Prospectus to which this Supplement is attached.

     The following table sets forth certain information concerning the delinquency experience on the Mortgage Loans as of the Reference Date:



                     Delinquency Experience






                   Delinquent              Delinquent
                  31 to 59 days          60 to 89 days
             By dollar       By %     By dollar     By %
             Amount of        of      Amount of      of
Series         Loans        Pool(1)    Loans       Pool(1)

1993-S31    $3,230,432      0.92%    $251,997      %0.07
1993-S34     1,283,534      0.69            0       0.00
1993-S37     1,152,818      0.48      677,572       0.28
1993-S39     2,268,953      0.81      254,294       0.09
1993-S40     1,929,863      0.50      217,740       0.06
1993-S43       396,061      0.16            0       0.00
1993-S45     3,551,153      0.74    1,524,022       0.32
1993-S47     3,428,275      0.63            0       0.00
1994-S1      2,455,805      0.50      644,796       0.13
1994-S2      1,447,599      0.61      614,519       0.26
GE 1994-1    3,032,830      0.42      950,937       0.13
   Aggregate 24,177,323     0.58   $5,135,876       0.12










            Delinquent
          90 or more days                Foreclosures
             By dollar       By %     By dollar     By %
             Amount of        of      Amount of      of
Series         Loans        Pool(1)    Loans       Pool(1)

1993-S31        $      0    0.00%    $1,454,433     0.41%
1993-S34               0    0.00              0     0.00
1993-S37         234,445    0.10        683,052     0.29
1993-S39         572,081    0.20      1,013,726     0.36
1993-S40         302,472    0.08        829,965     0.21
1993-S43               0    0.00        972,969     0.40
1993-S45               0    0.00        857,052     0.18
1993-S47         798,623    0.15        765,493     0.14
1994-S1          281,186    0.06      1,156,755     0.23
1994-S2                0    0.00              0     0.00
GE 1994-1      2,717,182    0.37        626,413     0.09
   Aggregate  $4,905,990    0.12     $8,359,858     0.20%


_____
(1) By dollar amount of loans, as a percentage of the aggregate outstanding balance of the corresponding Mortgage Pool, as of the Reference Date.

     As of the Reference Date, no Realized Losses had been allocated to the Certificates. As of the Reference Date, Realized Losses in the following amounts had been allocated to the related Subordinate Certificates:



                                             Losses as a % of
              Aggregate       Original Pool   Original Pool
Series         Losses           Balances        Balance

1993-S31     $622,976        $427,416,329       %0.15
1993-S34            0         213,956,513        0.00
1993-S37       30,969         267,484,931        0.01
1993-S39            0         320,088,062        0.00
1993-S40      142,767         432,489,517        0.03
1993-S43            0         267,002,299        0.00
1993-S45      415,029         529,391,834        0.08
1993-S47            0         586,778,060        0.00
1994-S1             0         533,047,439        0.00
1994-S2        80,209         260,061,394        0.03
GE 1994-1           0         799,262,582        0.00
 Aggregate $1,291,948       4,636,978,960        0.03%



  As of the Reference Date, the following REO Properties are being held by the underlying trust funds related to the underlying Mezzanine Certificates:




            Outstanding
             Principal
            Balance at        Scheduled           Mortgage
Series      Acquisition    Principal Balances       Rate

1993-S31    $327,626.39     $327,349.49            7.750%
1993-S34     404,298.81      402,869.88            7.500
1993-S40     216,615.56      215,700.30            7.625
1993-S40     136,038.14      135,920.48            7.625


                               Original
                      Zip      Loan-to-          Property
Series      State     Code    Value Ratio          Type


1993-S31     CA      91740       73%            Single Family
1993-S34     CA      90631       78             Single Family
1993-S40     CA      95132       90             Single Family
1993-S40     CA      91356       75             Condo 1-4
                                                  stories


                     METHOD OF DISTRIBUTION

     Subject to the terms and conditions set forth in an Underwriting Agreement, dated December 5, 1995 (the "Underwriting Agreement"), the Underwriter has agreed to purchase and the Company has agreed to sell to the Underwriter the Class A-2 Certificates. It is expected that delivery of the Class A-2 Certificates will be made at the offices of the Underwriter, New York, New York on or about December 7, 1995, against payment therefor in immediately available funds.

     The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Class A-2 Certificates is subject to, among other things, the receipt of certain legal opinions and to the conditions, among others, that no stop order suspending the effectiveness of the Company's Registration Statement shall be in effect, and that no proceedings for such purpose shall be pending before or threatened by the Securities and Exchange Commission.

     The distribution of the Class A-2 Certificates by the Underwriter may be effected from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Company from the sale of the Class A-2 Certificates, before deducting expenses payable by the Company, will be approximately 92.96% of the aggregate Certificate Principal Balance of the Class A-2 Certificates plus accrued interest thereon from the Reference Date. The Underwriter may effect such transactions by selling the Class A-2 Certificates to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter for whom they act as agent. In connection with the sale of the Class A-2 Certificates, the Underwriter may be deemed to have received compensation from the Company in the form of underwriting compensation. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Class A-2 Certificates may be deemed to be underwriters and any profit on the resale of the Class A-2 Certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter, and under limited circumstances the Underwriter will indemnify the Company, against certain civil liabilities under the Securities Act of 1933, or contribute to payments required to be made in respect thereof.

     There is currently no secondary market for the Class A-2 Certificates. Neither the Company, the Underwriter nor any other person or entity intends to create a secondary market in the Class A-2 Certificates. There can be no assurance that a secondary market for the Class A-2 Certificates will develop or, if it does develop, that it will continue. The primary source of information available to investors concerning the Class A-2 Certificates will be the monthly statements as discussed in the Prospectus under "Description of the Certificates Reports to Certificateholders," which will include information as to the outstanding principal balance of the Class A-2 Certificates. There can be no assurance that any additional information regarding the Class A-2 Certificates will be available through any other source. In addition, the Company is not aware of any source through which price information about the Class A-2 Certificates will be generally available on an ongoing basis. The limited nature of such information regarding the Class A-2 Certificates may adversely affect the liquidity of the Class A-2 Certificates, even if a secondary market for the Class A-2 Certificates becomes available.

UNTIL MARCH 4, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A-2 CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.